BLUEPHOENIX
SOLUTIONS

September 15th, 2013

Rick Rinaldo
147 Sunset Court NW
Issaquah, WA 98207

I am delighted to extend our offer for you to join BluePhoenix Solutions USA, Inc. The details of your offer are:

Position:	**Chief Financial Officer**
Reporting to:	**Matt Bell, CEO**
Start Date:	**September 15th, 2013**

Salary
Your annual salary will be: $200, 000.00. You will be paid on the 15th and 30th of the month.

Benefits
You will be eligible for all standard BluePhoenix Solutions USA, Inc. benefits, including health, dental, vision, life and disability insurance. Health, dental and vision insurance, 401(k) retirement savings plan and life insurance (if you opt for it) will be effective your first day of work. Disability insurance will be effective 90 days of employment. Employee matching for 401(k) contributions will be based on BluePhoenix Solutions USA, Inc.'s plan documents.

Vacation & Holiday
New employees are granted three (3) weeks of vacation per year, which accrue at a rate of five (5) hours per payroll beginning on the date of hire. In addition, U.S. employees observe six (6) standard holidays and are given four (4) "floating" holidays. Scheduling of vacation and personal time should be arranged between you and your manager.

Severance
You will be eligible for 90 days of severance with stock vesting and benefits in the event BluePhoenix terminates your employment without cause.

3. **TERM**

3.1. The term of Rick's engagement shall continue until the third anniversary hereof (i.e. until, [___], and unless modified by mutual agreement of the Parties or terminated earlier pursuant to the terms of the Agreement (the "**Term**").

3.2. Notwithstanding Rick's engagement may be terminated by either Party upon 60 days' prior written notice, (the "**Notice Period**"). During the Notice Period, Rick shall continue to discharge and perform his duties and obligations under the Agreement, unless otherwise directed by BluePhoenix. For the avoidance of doubt, Rick's engagement by Bluephoenix shall automatically be terminated at the end of the Term, without the need of additional notice, unless terminated earlier as provided above.

3.3. Notwithstanding the above, BluePhoenix may terminate the engagement forthwith and without prior notice if Rick engages in serious misconduct and/or commits a fundamental breach of the Agreement. In addition, BluePhoenix may terminate the engagement forthwith in the event that Rick is negligent in the performance of obligations under the Agreement, which results or may result in harm or damage to the business, property, operations, financial condition or reputation of the BluePhoenix. The foregoing is without prejudice to any relief available to the BluePhoenix by law or under the Agreement and this Addendum.

3.4. Upon termination of Rick's engagement for any reason, Rick shall promptly return to BluePhoenix all copies of any BluePhoenix data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of BluePhoenix. Rick will also furnish to BluePhoenix all work in progress or portions thereof, including all incomplete work.

4. BONUS

4.1 The Section titled "Bonus" in the Agreement shall be replaced in its entirety with the following:

"Subject to achieving the target sales and the CEO's discretion as set forth below, Rick may be awarded an annual bonus in the amount of up to $120,000 (one hundred and twenty thousand United States Dollars). It is envisioned that one half of the bonus will be paid in Restricted Share Units (RSUs) pursuant to the BluePhoenix Solutions Ltd. 2007 award plan then in effect and the other half will be paid in cash. The target sales for 2013 are currently set at $15 million. However, the exact bonus amount and the grant thereo, shall ultimately be in the sole discretion of BluePhoenix's Chief Executive Officer. Any annual bonus may, at the discretion of the CEO and as approved by the Board of BluePhoenix Solutions Ltd., be paid quarterly on a pro-rated basis. A final calculation shall be made at the end of the calendar year and any balance shall be set off against future amounts due by the Parties."

4.2 For the avoidance of doubt, the amendment detailed in Section 4.1 shall apply as of the date of the Agreement and no other bonuses shall be due to Rick other than as set forth therein.

5. ADDITIONAL ONE TIME COMPENSATION

5.1 As full consideration for any expansion (if any) in the scope of Rick's work which may result from

Rick Rinaldo
Offer of Employment
Page Three

Statement of Employment at Will
I am delighted that you have expressed an interest in BluePhoenix Solutions USA, Inc. and am confident that you will quickly become a key member of the BluePhoenix Solutions USA, Inc. team. However, your employment with BluePhoenix Solutions USA, Inc. is terminable at any time by you or us for any reason.

This offer is valid until the close of business **Friday, September 20, 2013.** Please indicate your acceptance of our offer by signing one copy of this letter and returning to Faith Grum at BluePhoenix Solutions USA, Inc., Post Office Box 283, Kipling, NC 27543 or via e-mail at fgrum@bphx.com. Should you have any questions, please don't hesitate to contact me at (919) 577-0104.

Yours sincerely,

Faith Grum
Operations Manager

Accepted: ______________________________
Rick Rinaldo

Cc: Personnel File